Contact:  Jillian Bartley at LANB, 505-954-5425, jillianb.@lanb.com
Date:  3/9/16
FOR IMMEDIATE RELEASE:

Los Alamos National Bank Demonstrates Commitment to Albuquerque Growth
Albuquerque, N.M. –March 9, 2016 –Los Alamos National Bank (LANB) emphasizes their commitment to Albuquerque by investing in the purchase of a highly visible office building located at 7445 Pan American Freeway, NE.   The 26,000 square foot building will become LANB's new financial center in the Duke City, and will offer a modern venue for expanded banking products and services, including a Wealth Strategies Department specialized in trust, investments and private client services.
LANB is partnering with FBT Architects, a leading local design and architectural firm, to create a modern banking environment that will provide enhanced customer experiences.
"The Albuquerque market already provides an important contribution to our lending business. The purchase of this property marks an important milestone in the bank's successful expansion into this market," states Robert Gabaldon, LANB Albuquerque Market President.  "With increased visibility, a centralized location, and improved access, we are positioning ourselves to better serve the residents and the expanding commercial businesses in the greater Albuquerque area.  This is an exciting commitment that solidifies LANB's position as one of the largest community banks in New Mexico."
LANB anticipates relocating to the new building in late 2016.
 "We have a significant presence established in Santa Fe and Los Alamos, and we continue to focus on enhancing our customers' experiences. We entered the Albuquerque market as a full service bank in 2011 and have already built an important client base; strengthening our relationships with those clients is a priority," says LANB's Chief Executive Officer, John Gulas. "Our customers appreciate LANB's demonstrated commitment to providing professional, local expertise and advice.  Our past success in this market indicates an extremely bright future, and we look forward to serving our new and existing clients in a truly modern space."
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Los Alamos National Bank (LANB) is one of the largest locally-owned banks in New Mexico with current assets of more than $1.4 billion. Through the responsive work of over 300 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past ten years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, N.M. For more information visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).